Pricing Supplement No. 007               Filing under Rule 424(b)(2)
Dated July 30, 1997                      Registration No. 333-26847

(To Prospectus dated May 28, 1997)

$217,692,000
Northern Indiana Public Service Company
Medium-Term Notes, Series E
Due 1 to 30 Years From Date of Issue
____________________

Principal Amount:                       $5,000,000

Trade Date:                             July 30, 1997

Original Issue Date:                    August 4, 1997

Interest Rate:                          7.02%

Stated Maturity Date:                   August 4, 2017

Form :                                  XX Book Entry    ___ Certified

Interest Payment Date(s):               March 15, and September 15

Specified Currency:                     U.S. Dollars

Selling Agents Commission:              $37,500.00

Net Proceeds to the Company:            $4,962,500


The Medium-Term Note described in this Pricing Supplement is being sold through Goldman, Sachs & Co., as Agent.

Prior to the date of this Pricing Supplement, $99,000,000 Medium-Term Notes, Series E, have been sold. Concurrently herewith, the Company is also selling (1) $7,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of August 6, 2007 and bearing an interest rate of 6.69% at the initial price to the public equal to 100% of par, less a fee to Goldman Sachs & Co., as Agent, equal to 0.625%; and (2) $5,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of August 4, 2027 and bearing an interest rate of 7.16% at the initial price to the public equal to 100% of par, less a fee to Goldman Sachs & Co., as Agent, equal to 0.75%.

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley & Co. Incorporated